UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 13, 2005

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Moscow CableCom Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-1460	06-0659863
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 38th Floor New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)
(212) 418-9600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (12 C.F.R. 230.425)

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Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 C.F.R. 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d- 2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

In connection with the management changes as detailed in Item 5.02 below, Moscow CableCom Corp. (“the Company”) entered into a severance agreement with Warren L. Mobley and employment and stock option agreements with Mikhail Smirnov.

Under terms of the agreement dated August 13, 2005 with Mr. Mobley, the Company will continue to pay him his monthly salary through November 30, 2005, and on or prior to November 30, 2005, the Company will make a lump sum payment to Mr. Mobley equal to eight months of salary. The agreement also provides for accelerated vesting of a total of 175,000 options from the stock options that had been granted to him in January 2005. The foregoing summary of the material items of the severance and stock option agreements is qualified in its entirety by reference to the severance agreement, a copy of which is attached as Exhibit 10.3 to this Current Report.

Under terms of the three-year employment agreement dated August 15, 2005 with Mr. Smirnov, he will receive a base salary of $1,149,425 paid in monthly increments in arrears. He will also be entitled to the use of an automobile, health insurance and other customary employee benefits. If his employment is terminated without cause after one year of employment, he will be entitled to six months of severance compensation, or $574,713. The employment agreement and the stock option agreement dated August 15, 2005 also call for the granting of an option to acquire 443,924 shares of the Company’s Common Stock at the fair market value of the Company’s Common Stock on August 15, 2005. Mr. Smirnov will become vested with respect to 266,621 of these options on August 15, 2007 and with respect to the remaining 177,303 options on August 15, 2008. The foregoing summary of the material items of the employment agreement is qualified in its entirety by reference to the employment agreement, a copy of which is attached as Exhibit 10.1 to this Current Report.

Item 1.02.  Termination of a Material Definitive Agreement.

The severance agreement referred to in Item 1.01 terminates the employment agreement, dated as of January 13, 2005, between the Company and Mr. Mobley (except certain noncompetition and other provisions that expressly survive the termination of employment). Mr. Mobley's employment agreement was previously filed as Exhibit 10.6 to the Company's Current Report on Form 8-K filed on January 18, 2005 (Commission File No. 0-1460).

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 13, 2005, Warren L. Mobley resigned as the President and Chief Executive of the Company effective immediately. Under the terms of the termination agreement with the Company, Mr. Mobley will remain as a member of the Company’s Board of Directors and will serve as a consultant for the Company until November 30, 2005. The Company entered into a severance agreement, dated August 13, 2005, with Mr. Mobley, a copy of which is attached as Exhibit 10.3 to this Current Report. A summary of the material terms of the employment agreement is contained in Item 1.01 of this Current Report.

On August 15, 2005, the Company appointed Mikhail Smirnov, age 55, as its Chief Executive Officer and also named him to serve as a member of its Board of Directors. Mr. Smirnov has not yet been appointed to serve on any committees of the Board. From 1995 to 2003, Mr. Smirnov was President of Mobile TeleSystems (“MTS”) and helped it to grow from a 10,000 subscriber Moscow wireless telephone operator to the largest wireless phone operator in Central and Eastern Europe with over 7 million subscribers and more than $1 billion in annual revenues. During Mr. Smirnov’s tenure MTS completed an initial public offering and was listed on the New York Stock Exchange in July 2000. From 2003 to 2004, Mr. Smirnov was the General Director of Moscow City Telephone Network (“MGTS”), which is among the largest wire telephone companies in Europe with 4.4 million customers and 20,000 employees. Mr. Smirnov has also held several other management positions in the televisions and communications industry in Russia.  The Company entered into an employment agreement, effective August 15, 2005, with Mr. Smirnov, a copy of which is attached as Exhibit 10.1 to this Current Report. A summary of the material terms of the employment agreement is contained in Item 1.01 of this Current Report.

Item. 8.01.  Other Events.

On August 15, 2005, the Company issued a press release announcing the resignation of Mr. Mobley and the appointment of Mr. Smirnov as described under Item 1.01 and Item 5.02.  A copy of this press release is attached as Exhibit 99.1 to this Current Report.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

The following are furnished as Exhibits to this report:

Exhibit Number	Description of Exhibit

10.1	Employment Agreement dated August 15, 2005 between Moscow CableCom Corp. and Mikhail Smirnov.
10.2	Non-qualified Stock Option Agreement dated August 15, 2005 between Moscow CableCom Corp. and Mikhail Smirnov.
10.3	Severance Agreement between Moscow CableCom Corp. and Warren L. Mobley dated as of August 13, 2005.
99.1	Press Release dated August 15, 2005.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSCOW CABLECOM CORP.
(Registrant)

/s/ Andrew M. O’Shea

Name: Andrew M. O’Shea
Title:  Chief Financial Officer and Secretary

Date:  August 16, 2005

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